Exhibit 21

SIGNIFICANT SUBSIDIARIES OF UNION PACIFIC CORPORATION

Name of Corporation	State of Incorporation
Union Pacific Railroad Company	Delaware
Southern Pacific Rail Corporation	Utah

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